EXHIBIT 1.1

IMPAC MORTGAGE HOLDINGS, INC.

4,862,965 Shares of Common Stock

(par value $.01 per share)

June 10, 2003

UBS Securities LLC

299 Park Avenue

New York, New York 10171

Re:	Impac Mortgage Holdings, Inc.

Equity Distribution Agreement

Ladies and Gentlemen:

Reference is hereby made to the Equity Distribution Agreement, dated May 5, 2003 (the “Distribution Agreement”), between Impac Mortgage Holdings, Inc. (the “Company”) on the one hand, and UBS Securities LLC ( “Manager”) on the other hand, relating to the solicitation of offers to purchase, from time to time, of up to 4,862,965 shares of the Company’s Common Stock, par value $.01 per share (the “Securities”). A copy of the Distribution Agreement is attached hereto.

The Company intends to list the Securities on the New York Stock Exchange (“NYSE”). The Company and the Manger hereby agree that, effective as of the date the Securities are officially listed on the NYSE, all references in the Distribution Agreement to “American Stock Exchange” shall be to “New York Stock Exchange” and all references in the Distribution Agreement to “AMEX” shall be to “NYSE”, except for those references found in Section 8(e) of the Distribution Agreement which shall remain unchanged.

If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ RICHARD J. JOHNSON
Name:	Richard J. Johnson
Title:	EVP & CFO

Accepted as of the date first above written:

UBS SECURITIES LLC

By:	/s/ JONATHAN P. DEVER
Name:	Jonathan P. Dever
Title:	Executive Director

UBS SECURITIES LLC

By:	/s/ JORGE SOLARES-PARKHURST
Name:	Jorge Solares-Parkhurst
Title:	Associate Director